UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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The Cheescake Factory Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 23, 2011

Dear Staff Members and Holders of The Cheesecake Factory Restricted Stock,

As part of your compensation, you were granted shares of restricted stock in our Company.  That makes you a shareholder of The Cheesecake Factory.  Some of your shares still may be restricted (meaning that you can’t sell them until they vest) and some of your shares may have already vested (meaning that you own those shares outright and may sell them, subject to our policies and procedures regarding trading in the Company’s shares).  In either case, as a shareholder you have the right to vote both unvested and vested shares at our upcoming Annual Shareholders’ Meeting on June 1st.

IT IS VERY IMPORTANT THAT YOU VOTE ALL OF THE SHARES THAT YOU ARE ENTITLED TO VOTE.  PLEASE VOTE TODAY, BUT CERTAINLY NO LATER THAN MAY 31.

This year, we have five proposals in our proxy statement. The proposals are:

1 - Election of seven directors: David Overton, Allen Bernstein, Alexander Cappello, Tom Gregory, Jerry Kransdorf, David Pittaway and Herbert Simon.

2 - Approve an amendment to our 2010 Stock Incentive Plan to increase the number of shares we have available to grant stock options and restricted stock (in addition to other types of equity awards) as part of your compensation package.  We are requesting an additional 1 million shares, which we believe should provide us with enough shares for equity grants for this year, and the next two years.

3 - Ratify the Audit Committee’s selection of PricewaterhouseCoopers as our independent accountants for 2011.

4 — Approve the compensation of our executive officers.

5 — Approve how frequently shareholders will vote on executive compensation — every 1, 2 or 3 years.

We recommend that shareholders vote FOR Proposals 1-4 and vote “3 years” for Proposal 5.

I thought it would be helpful to give you a brief overview of the voting process because it’s different for shares that are currently restricted than it is for shares that have vested.

(a) Restricted stock that has NOT yet vested

These shares are held in what’s known as “registered name.”  That means the shares are held in your name at our transfer agent, Computershare.

A few weeks ago, we sent you a package containing an annual report, proxy statement and a voting ballot.  If you opted to receive materials from us electronically, we sent you an email, with the subject line “THE CHEESECAKE FACTORY INCORPORATED Annual Meeting.” The email contains instructions on where to access the materials and how to vote.

The voting ballot and email contain a “control number” — a unique 12- or 14-digit number identifying you and the number of shares you are entitled to vote.

If you did not receive the package or the email from us — or inadvertently discarded it — contact Caroline Paladino at Broadridge (caroline.paladino@broadridge.com), our mailing agent and vote tabulator, to request your control number.

Once you have your control number, go to www.proxyvote.com. Enter the control number in the box indicated and follow the instructions on screen to vote your shares.

(b) Restricted stock that HAS vested

These shares are held in what’s known as “Street name.”  When the shares vested, they were deposited into your Charles Schwab & Co. account.  Schwab, as your broker, holds these shares on your behalf.

If you did not sell these shares prior to the April 5, 2011 cut-off date for voting eligibility, Schwab sent you a package containing an annual report, proxy statement and voting ballot, or an email with the subject line “THE CHEESECAKE FACTORY INCORPORATED Annual Meeting.”  The email contains instructions on where to access the materials and how to vote.

If you did not receive any communication from Schwab — or inadvertently discarded it — follow the instructions below to obtain your control number.  Once you have your control number, go to www.proxyvote.com. Enter the control number in the box indicated and follow the instructions on screen to vote your shares.

To contact Charles Schwab:

1 - Call Charles Schwab Client Reporting and Security Services at 800-323-4332, select option 3 for Proxy Services;

2 - You will be asked to enter your social security number for identification purposes;

3 - Once the representative comes on the line, you’ll be asked a couple of questions for security verification purposes (i.e., date of birth, mother’s maiden name, etc);

4 - The representative will then be able to provide you with your control number.

Please note that if you transferred the vested shares to another broker other than Charles Schwab & Co., you will need to contact that broker directly to obtain your control number.

As a shareholder of our Company, you have a say in how the Company is run.  I encourage you to vote today.  If you have any questions about our proposals or how to vote your shares please contact our Stock Plan Administrator, Mike Chandler at mchandler@thecheesecakefactory.com or (818) 871-3046.

Doug

W. Douglas Benn

Executive Vice President and Chief Financial Officer

The Cheesecake Factory Incorporated